EXHIBIT 99.1

Mitek systems

January 21, 2011

VIA EMAIL

Dear Michael:

I want to express my appreciation for your service to Mitek as a member of our Board of Directors.

When we spoke last Friday, John Thornton and I informed you that the decision had been made not to renominate you as a candidate for the board and instead to nominate a new candidate in your place.  To properly reflect matters for the record we amended our proxy filing on January 19 to reflect the fact that you were not being nominated for re-election as a director.

Public companies often make adjustments in board compositions to take advantage of new opportunities and to gain expertise.  As Mitek continues to grow into a mobile payments leader, it will benefit our shareholders and management to have a director on the board with extensive payments and banking industry expertise.  Our new nominee has this experience and sits on the boards of several public companies.

Your tenure on the Mitek board has benefitted the company in many ways.  I think you will agree that you and the other directors have not only insisted on high standards of corporate governance, but have experienced and observed those standards playing out in the day to day operations of the company and in the deliberations of the board.  Your being a director has helped set and maintain those standards.

I understand that you are disappointed by not being renominated and for that we are sorry, but I hope that you will continue to have a positive interest in the company and in what we do.  The value of the options you received from Mitek during your tenure as a director have a value exceeding $400,000 at today's market price.  My job is to increase Mitek shareholder value and I believe the direction we are taking is the right one.

I wish you well, Michael, and appreciate your ongoing support as we move on.

Sincerely,

James B. DeBello
President, CEO

cc:  John M. Thornton, Chairman